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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53858


                                INTRAWARE, INC.

                                1,096,968 Shares

                                  Common Stock

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    This prospectus relates to 1,096,968 shares of our common stock which may be sold from time to time by the selling securityholders identified in this prospectus. Of the shares offered by this prospectus, 346,968 shares of common stock are issuable upon exercise of warrants.

    While we may receive proceeds upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares offered by this prospectus.

    Our common stock is quoted on the Nasdaq National Market under the symbol "ITRA". On February 1, 2001 the last reported sale price for our common stock on the Nasdaq National Market was $3.0625 per share.

    Investment in the securities involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 2, 2001.

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    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

THE COMPANY.................................................      1

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      1

RISK FACTORS................................................      2

USE OF PROCEEDS.............................................      9

SELLING SECURITYHOLDERS.....................................     10

PLAN OF DISTRIBUTION........................................     11

LEGAL MATTERS...............................................     13

EXPERTS.....................................................     13

WHERE YOU CAN FIND MORE INFORMATION.........................     13

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                                  THE COMPANY

    We are a leading provider of information technology management solutions. Our services allow information technology professionals to purchase, update and manage their business software online. We provide an extensive selection of business software and industry leading electronic software delivery, update, and asset management systems.

    Intraware, Inc. was incorporated in Delaware on August 14, 1996.

    Our corporate offices are located at 25 Orinda Way, Orinda, California 94563. Our telephone number at that location is (925) 253-4500.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus in evaluating an investment in the common stock issued and issuable upon exercise of warrants. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although Intraware believes that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Intraware's future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Intraware assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

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                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN INTRAWARE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING INTRAWARE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT TO AN INVESTOR MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF INTRAWARE COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE NEGATIVE CASH FLOW AND MAY NOT HAVE SUFFICIENT CASH TO EFFECTIVELY MANAGE OUR WORKING CAPITAL REQUIREMENTS AND FUND OUR OPERATIONS FOR THE PERIOD REQUIRED TO ACHIEVE PROFITABILITY.

    We have limited cash and credit available, and may be unable to raise additional financing or establish additional lines of credit. As of November 30, 2000, we had approximately $15.1 million of cash and cash equivalents and $5.1 million in short-term marketable securities. In January 2001, we paid $7.5 million as part of our redemption of the Series A, Series B and Series C preferred stock. In January 2001, we are also due to receive
$5.2 million as part of our issuance of new Series A preferred stock. In addition, we expect to be required to maintain $1.8 million as non-available funds as a condition of any renewal of our commercial bank line of credit. As of November 30, 2000, our available credit under existing lines of credit was $1.7 million. Our commercial bank line of credit expired on January 12, 2001, and we currently owe to that bank $3.2 million in callable debt as well as $1.8 million under irrevocable letters of credit. There can be no assurance that this line of credit will be timely renewed or that the bank will not require immediate repayment of the callable debt. There also can be no assurance that we will be able to achieve the revenue and gross margin objectives necessary to achieve positive cash flow or profitability without obtaining additional financing.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT EVER BECOME PROFITABLE.

    We have not achieved profitability, expect to incur net losses at least through our fiscal quarter ending November 30, 2001 and may not ever become profitable in the future. We incurred net losses attributable to common stockholders of $28.0 million for the year ended February 29, 2000, $15.0 million for the year ended February, 28, 1999, $6.0 million for the year ended February 28, 1998 and $1.5 million for the period from August 14, 1996 through February 28, 1997. In addition, we incurred net losses of $12.2 million and $35.7 million for the three months and nine months ended November 30, 2000, respectively. As of November 30, 2000, we had an accumulated deficit of approximately $85.0 million. Net losses have increased for most of our quarters since inception and we cannot assure you this trend will not continue. We will need to generate significant additional revenues to achieve and maintain profitability.

    We were founded in August 1996, and are an early stage company. We have a limited operating history that makes it difficult to forecast our future operating results. Although our revenues have grown in most of our recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain of continued or increased profitability on a quarterly or annual basis.

WE ARE SUBSTANTIALLY DEPENDENT ON THE SUN/NETSCAPE ALLIANCE AND THE TERMINATION OF THIS RELATIONSHIP WOULD HAVE A SUBSTANTIAL, IMMEDIATE ADVERSE EFFECT ON OUR BUSINESS.

    For the three months ended November 30, 2000, we generated approximately 81.6% of our software product revenues from the sale of the Sun/Netscape Alliance's iPlanet software, and approximately 25.4% of our online service revenues from the outsourcing of INTRAWARE SUBSCRIBENET services to the Sun/Netscape Alliance. As a result, transactions with the Sun/

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Netscape Alliance and the sale of iPlanet products accounted for approximately
70.3% of our total net revenues in the three months ended November 30, 2000. Our agreement for resale of iPlanet products will expire on February 28, 2001, and we cannot assure you that the term of that agreement will be extended or that a replacement agreement will be executed. If the existing agreement for resale of iPlanet products were not extended or replaced, or the Sun/Netscape Alliance otherwise limited or discontinued selling its software through us, our business would be materially adversely affected.

    We provide online software update and license management services to Sun/Netscape Alliance customers through our INTRAWARE SUBSCRIBENET service under an agreement that expires on June 30, 2003. We cannot assure you that this agreement will be extended after June 20, 2003 or that it will not be terminated after June 30, 2002. Substantially all of our INTRAWARE SUBSCRIBENET revenues to date have been generated through this Sun contract, and our failure to extend this contract at the end of its current term could have a material adverse effect on our INTRAWARE SUBSCRIBENET revenues and on our business as a whole.

    If Sun and/or Netscape chose to offer its own electronic software delivery, tracking, maintenance or other services, which it is permitted to do under the current agreements, it would have a substantial and immediate adverse effect on our business, results of operations and financial condition.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS COULD ADVERSELY AFFECT OUR
REVENUES.

    We believe that a substantial amount of revenue from software product sales in any given future period may come from a relatively small number of customers. If one or more major customers were to substantially cut back software purchases or stop using our products or services, our operating results could be materially adversely affected. We do not have long-term contractual relationships with most of these customers because they purchase software on a transaction by transaction basis. As a result, we cannot assure you that any of our customers who purchase software through us will purchase from us in future periods.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS AND ANY OF THESE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors and as a result, the price of our common stock will fall. Our operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of risk factors, including:

    - demand for our online services and technology and the products of our software vendors;

    - the timing of sales of our online services and technology and the products of our software vendors;

    - aggressive cost management in the sales, marketing, product development and support areas;

    - loss of strategic relationships with major software vendors;

    - the mix of our proprietary online services vs. software products sold;

    - delays in introducing our online services or our vendors' software products according to planned release schedules;

    - our ability to retain existing customers and attract new customers;

    - changes in our pricing policies or the pricing policies of our software vendors;

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    - changes in the growth rate of Internet usage and acceptance by customers of electronic software delivery for large software purchases, particularly for international customers;

    - technical difficulties, system failures or Internet downtime;

    - the mix of domestic and international sales;

    - certain government regulations;

    - our ability to upgrade and develop our information technology systems and infrastructure;

    - costs related to acquisitions of technology or businesses; and

    - general economic conditions as well as those specific to the Internet and related industries.

    While we have recently experienced increasing gross margins on revenues derived from software product sales, there can be no assurance that such increases will continue. Also, as we have shifted a larger proportion of our sales and marketing resources toward our higher margin INTRAWARE ASSET MANAGEMENT products and INTRAWARE SUBSCRIBENET services. We have experienced and may continue to experience one or more quarters of reduced sales of third-party software products. Any shortfall in our gross revenues could affect the market price of our common stock.

    Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations and we are not able to quickly reduce our spending in response, our operating results would be adversely affected.

OUR ONLINE SERVICES AND TECHNOLOGY MAY NOT BE ABLE TO GENERATE ANTICIPATED REVENUES.

    Our strategy for achieving profitability assumes significant revenue growth from our online services and technology, principally our INTRAWARE ASSET MANAGEMENT products and INTRAWARE SUBSCRIBENET service. However, we have only recently acquired our INTRAWARE ASSET MANAGEMENT products, and therefore have a limited history on which to base sales projections for these products. We cannot assure you that these products will result in additional customers and customer loyalty, significant additional revenues or improved operating margins in future periods. Additionally, we cannot assure you that software vendors will continue to find it strategically or economically justifiable for us to deliver the INTRAWARE SUBSCRIBENET service to their customers.

    For the three months ended November 30, 2000, revenues from online services and technology totaled only $6.8 million, which constituted 26% of our total revenues for that period. These products and services are not only important to improving our operating results but also to continuing to attract and retain both our software vendor and corporate information technology professional customers, and in differentiating our online service offerings from those of our competitors.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.

    The market for selling software products and related online services is highly competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We have recently experienced, and expect to continue to experience, price competition on our software sales, particularly on large sales transactions. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not adversely affect our business and results of operations.

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    Our current competitors include a number of companies offering one or more solutions for the researching, evaluation, purchase, deployment, maintenance and management of, and training on, business software. Because there are relatively low barriers to entry in the software and Internet services markets, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a significant adverse effect on our business and results of operations.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition, and a larger installed base of customers than we do. Many of our competitors may also have well-established relationships with our existing and prospective customers.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and compete with our products. We also expect that the competition will increase as a result of software industry consolidations. As a result, we may not be able to effectively compete for customers.

WE ARE DEPENDENT ON MARKET ACCEPTANCE OF ELECTRONIC SOFTWARE DELIVERY, AND IF IT DOES NOT ACHIEVE WIDESPREAD ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

    Our success will depend in large part on acceptance by information technology professionals of electronic software delivery as a method of buying business software. If electronic software delivery does not achieve widespread market acceptance, our business will be adversely affected. Electronic software delivery is a relatively new method of selling software products and the growth and market acceptance of electronic software delivery is highly uncertain and subject to a number of risk factors. These factors include:

    - the potential for state and local authorities to levy taxes on Internet transactions;

    - the availability of sufficient network bandwidth to enable purchasers to rapidly download software;

    - the number of software packages that are available for purchase through electronic software delivery as compared to those available through traditional delivery methods;

    - the level of customer confidence in the process of downloading software;
      and

    - the relative ease of such a process and concerns about transaction security.

    Even if electronic software delivery achieves widespread acceptance, we cannot be sure that we will overcome the substantial technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Furthermore, the proliferation of software viruses poses a risk to market acceptance of electronic software delivery. Any well-publicized transmission of a computer virus by us or another company using electronic software delivery could deter information technology professionals from utilizing electronic software delivery technology and our business could be adversely affected.

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

    The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only in the event that the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium would adversely affect our business.

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FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

    The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall web usage including usage of our web site in particular could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion.

INCREASED SECURITY RISKS OF ONLINE COMMERCE MAY DETER FUTURE USE OF OUR
  SERVICES.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect our customers' transaction data or our software vendors' products. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the web to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

WE NEED TO EXPAND OUR MANAGEMENT SYSTEMS AND CONTROLS IN ORDER TO SUPPORT OUR ANTICIPATED GROWTH.

    Our growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and controls. We cannot assure you that we will be able to adequately expand our technology resources to support our anticipated growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. Furthermore, we expect that we will be required to manage multiple relationships with various software vendors, customers and other third parties.

WE MAY NOT BE ABLE TO RETAIN SALES, MARKETING AND SUPPORT PERSONNEL THAT WE NEED TO SUCCEED.

    If we fail to retain sufficient numbers of sales, marketing and support personnel, our business and results of operations would be adversely affected. Competition for qualified sales and marketing and support personnel is intense, and we might not be able to retain sufficient numbers of qualified sales and marketing and support personnel. The products and services we offer require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. Retaining a sufficient number of qualified sales personnel to complete these sales cycles will be critical to our success.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

    Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel and most of our officers or key employees are not bound by an employment agreement for any specific term. If we lost the services of one or more of our key employees, or if one or more of our executive officers or employees decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our

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business. In particular, the services of Peter Jackson, Chief Executive Officer,
Frost Prioleau, President, Paul Martinelli, Chief Technology Officer and James Brentano, Executive Vice President of Technology, would be difficult to replace.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

    We currently intend to make additional investments in complementary companies, services and technologies. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire another company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. We may be required to spend additional time or money on integration which would otherwise be spent on developing our business and services. If we do not integrate our technology effectively or if management and technical staff spend too much time on integration issues, it could harm our business, financial condition and operating results. Also, if we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of such acquisitions, could adversely affect our operating results.

WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    Our services operate in part by making software products and other content available to our customers. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with vendors. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements. These claims could be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials.

    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe on the intellectual property rights of third parties.

    In addition, we may be involved in litigation involving the software of third party vendors that we electronically distribute. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed.

    We take steps to verify that end-users who use our INTRAWARE SUBSCRIBENET service to download third-party software from our web site are entitled to deploy and use that software. However, there can be no assurance that this verification procedure will help us defend against claims by, or protect us against liability to, the owners of copyrights in that third-party software.

    Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We are aware that certain other companies are using or may have plans to use the name

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"Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies, we cannot assure you that certain of these companies may not claim superior rights to "Intraware" or to other marks we use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken will prevent misappropriation of our technology.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could incur substantial costs to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS.

    We do not have a complete disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site. A disaster could severely damage our business and results of operations because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located at our facility in Orinda, California and at an offsite location managed by a third party in Santa Clara, California. Orinda and Santa Clara exist on or near known earthquake fault zones. Although the outside facility, which hosts our primary web and database servers, is designed to be fault tolerant, the system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

    The law governing Internet transactions remains largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. It appears that additional laws and regulations regarding protection of privacy on the Internet will be adopted at the state and federal levels in the United States. The European Union has enacted its own data protection and privacy directive, which required all 15 European Union Member States to implement laws relating to the processing and transmission of personal data by October 24, 1998. We must comply with these new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. We must also comply with U.S. export controls on software generally and encryption technology in particular. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Compliance with any newly adopted laws may prove difficult for us and may negatively affect our business.

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                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling securityholders of common stock, although we may receive up to approximately $700,000 upon exercise of the warrants.

WARRANTS

    We issued warrants to purchase 346,968 shares of our common stock in connection with the sale of shares of our Series A, Series B and Series C preferred stock on June 30, 2000. The exercise price of those warrants, as of January 16, 2000, is $2.03125 per share, subject to anti-dilution adjustments as provided in the warrants.

REGISTRATION RIGHTS

    The holders of the common stock covered by this prospectus and the warrants are entitled to have 100% of the shares of common stock and the common stock issued or issuable upon exercise of the warrants registered by us under the terms of agreements between us and the holders of the common stock and the warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

    - the date as of which the holders of the common stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and

    - the date on which the holders of the common stock and warrants have sold all of the shares of common stock and the shares issued or issuable upon exercise of the warrants.

    We will bear all registration expenses, other than discounts and brokerage commissions, with respect to this registration statement.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Computershare Investor Services, LLC of California, 601 South Figueroa, 49th Floor, Los Angeles, CA 90017. Its telephone number is (213) 362-4912.

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                            SELLING SECURITYHOLDERS

    We are registering the shares covered by this prospectus in order to permit the selling securityholders to offer the shares of common stock for resale from time to time. Except for the ownership of our Series A, Series B and Series C preferred shares (which have all been redeemed), and the common stock and warrants, the selling securityholders have not had any material relationship with us within the past three years.

    The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists for each selling securityholder the number of shares of common stock held, plus the number of shares of common stock that would have been issuable to the selling securityholders on January 16, 2001 assuming the exercise of all warrants held by such selling securityholders on that date, without regard to any limitations to exercise. The third column lists the shares of common stock being offered by this prospectus by each selling securityholder.

    The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                     COMMON SHARES
                                                     BENEFICIALLY       COMMON SHARES    COMMON SHARES
                                                         OWNED         OFFERED BY THIS    OWNED AFTER
         NAME OF SELLING SECURITY HOLDER           PRIOR TO OFFERING     PROSPECTUS        OFFERING
-------------------------------------------------  -----------------   ---------------   -------------
Fisher Capital Ltd.(1)...........................       426,640            373,428          53,212
Wingate Capital Ltd.(1)..........................       201,205            175,875          25,330
HFTP Investment L.L.C.(2)........................       219,230            219,230               0
Marshall Capital Management, Inc.(3).............       328,435            328,435               0

------------------------

(1) Citadel Limited Partnership is the trading manager of each of Fisher
    Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaim ownership of the shares held by the other Citadel Entity.

(2) Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.

(3) Marshall Capital Management, Inc. is an indirect, wholly owned subsidiary of Credit Suisse First Boston Group, a Swiss financial services company whose shares are publicly traded. The parent companies of Marshall Capital Management, Inc. disclaim beneficial ownership of any securities owned by Marshall Capital Management, Inc.

                              PLAN OF DISTRIBUTION

    We are registering the shares of common stock and the common stock issuable upon exercise of the related warrants to permit the resale of the shares of common stock by the holders of the common stock and the related warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock, although we may receive up to approximately $700,000 upon exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

    The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

    (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

    (2) in the over-the-counter market,

    (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

    (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or

    (5) through the settlement of short sales.

    If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling securityholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

    The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

    The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

    The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

    We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $19,000.00 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholders for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

    Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock being offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

    The financial statements of Intraware, Inc. as of February 29, 2000, February 28, 1999 and for each of the three years in the period ended
February 29, 2000 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 29, 2000 of Intraware, Inc., as amended on the Form 10-K/A filed on November 9, 2000, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Intraware is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Intraware files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Intraware may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's following Regional Offices': New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Intraware's common stock is listed on The Nasdaq Stock Market's National Market System and such reports, proxy statements and other information concerning Intraware may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is complete:

    - Our Annual Report on Form 10-K for the fiscal year ended February 29, 2000 as filed with the Commission on May 26, 2000, as amended on Form 10-K/A (File No. 000-25249);

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000 as filed with the Commission on July 17, 2000;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2000 as filed with the Commission on October 16, 2000;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2000 as filed with the Commission on January 16, 2001;

    - Our Current Report on Form 8-K as filed with the Commission on July 3,
      2000;

    - Our Current Report on Form 8-K as filed with the Commission on July 27, 2000;

    - Our Current Report on Form 8-K as filed with the Commission on December 12, 2000;

    - The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed with the Commission on January 8, 1999 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description;

    - Our Current Report on Form 8-K as filed with the Commission on January 16, 2001; and

    - Our Current Report on Form 8-K as filed with the Commission on January 23, 2001.

    You may also request a copy of these filings, at no cost by writing or telephoning us at the following address:

    Intraware, Inc.
    General Counsel
    25 Orinda Way
    Orinda, CA 94563
    (925) 253-4500

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